Exhibit 5

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

June 21, 2007

Board of Directors

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Ladies and Gentlemen:

We have advised Smithfield Foods, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-143727) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the Company’s senior debt securities to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the issuance by the Company of up to $500,000,000 aggregate principal amount of the Company’s 7.750% Senior Notes due 2017 (collectively, the “Notes”) as described in the Company’s Prospectus, dated June 14, 2007, which is a part of the Registration Statement, and Prospectus Supplement, dated June 19, 2007 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of June 1, 2007, between the Company and U.S. Bank National Association (successor to SunTrust Bank), as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture pertaining to the Notes (the “Indenture”), and resolutions of the Board of Directors of the Company adopted January 10, 2007 and the Action of Authorized Pricing Officers dated June 19, 2007, and are being offered to the public in accordance with an Underwriting Agreement, dated June 19, 2007, among the Company and the Underwriters named on Schedule II thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Underwriting Agreement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as amended and supplemented, the Notes will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP